Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2021 Financial Results

LUBBOCK, Texas, April 27, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

●	Net income for the first quarter of 2021 was $15.2 million, compared to $15.9 million for the fourth quarter of 2020 and $7.1 million for the first quarter of 2020.
●	Diluted earnings per share for the first quarter of 2021 was $0.82, compared to $0.87 for the fourth quarter of 2020 and $0.38 for the first quarter of 2020.
●	Pre-tax, pre-provision income (non-GAAP) for the first quarter of 2021 was $19.0 million, compared to $20.0 million for the fourth quarter of 2020 and $15.1 million for the first quarter of 2020.
●	Average cost of deposits for the first quarter of 2021 decreased to 29 basis points, compared to 31 basis points for the fourth quarter of 2020 and 65 basis points for the first quarter of 2020.
●	The provision for loan losses for the first quarter of 2021 was $89,000, compared to $141,000 for the fourth quarter of 2020 and $6.2 million for the first quarter of 2020.
●	Nonperforming assets to total assets were 0.42% at March 31, 2021, compared to 0.45% at December 31, 2020 and 0.28% at March 31, 2020.
●	The adjusted (non-GAAP) efficiency ratio for the first quarter of 2021 was 65.76%, compared to 64.19% for the fourth quarter of 2020 and 69.10% for the first quarter of 2020.
●	Return on average assets for the first quarter of 2021 was 1.66% annualized, compared to 1.76% annualized for the fourth quarter of 2020 and 0.89% annualized for the first quarter of 2020.
●	Tangible book value (non-GAAP) per share was $19.28 as of March 31, 2021, compared to $18.97 per share as of December 31, 2020 and $16.54 per share as of March 31, 2020.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Through the first quarter of 2021 our local Texas markets continued to recover as the pace of business has started to accelerate, real estate volumes remained strong, and the price of oil continued to rise. We are seeing these improved trends in our customers’ demand for credit and expect loan growth to reaccelerate to a low single digit rate through 2021, excluding Paycheck Protection Program (“PPP”) loans, before returning to mid-single digit growth in 2022 as we continue to expand in our metropolitan markets of Dallas-Fort Worth, Houston and El Paso. Importantly, we will remain disciplined and will not sacrifice our credit standards as we grow the Bank. This discipline has served us well during the COVID-19 pandemic, as can be seen in the credit metrics of our loan portfolio, as our active loan modifications declined to 2.1% of our loan portfolio in the first quarter of 2021 from 2.9% in the fourth quarter of 2020. We remain confident in the credit quality of our loan portfolio and the reserves for loan losses that we have.”

Mr. Griffith continued, “We believe the Bank’s financial position is strong as we have remained disciplined on core expenses as our mortgage volumes have grown, maintained strong liquidity, and are implementing a thoughtful capital allocation strategy to ensure a steady return of capital to our shareholders. During the first quarter of 2021, we continued to repurchase shares under our $10 million share repurchase program and last week our board of directors authorized a 40% increase in our quarterly dividend to $0.07 per share. We also remain committed to our employees, customers and the communities that we serve. Along these lines, we launched our first corporate sustainability report in February 2021 which outlines our commitment to a diverse workforce and board of directors, our goal to reduce our carbon footprint, and our ongoing support to our local communities through increasing employee and Bank engagement. We understand that this is a journey and are excited with the many ways ahead where we can make a positive impact.”

Results of Operations, Quarter Ended March 31, 2021

Net Interest Income

Net interest income was $29.5 million for the first quarter of 2021, compared to $30.4 million for the fourth quarter of 2020 and $30.2 million for the first quarter of 2020. The net interest margin was 3.52% for the first quarter of 2021, compared to 3.64% for the fourth quarter of 2020 and 4.13% for the first quarter of 2020. The average yield on loans was 5.07% for the first quarter of 2021, compared to 5.10% for the fourth quarter of 2020 and 5.76% for the first quarter of 2020. The average cost of deposits was 29 basis points for the first quarter of 2021, representing a two basis point decrease from the fourth quarter of 2020 and a 36 basis point decrease from the first quarter of 2020.

Interest income was $33.0 million for the first quarter of 2021, compared to $34.0 million for the fourth quarter of 2020 and $35.7 million for the first quarter of 2020. Interest income decreased $1.0 million in the first quarter of 2021 from the fourth quarter of 2020 due to lower loan rates and less purchase discount accretion, partially offset by additional fees on Small Business Administration (“SBA”) PPP loans. Interest income decreased by $2.8 million from the first quarter of 2020 primarily due to lower interest rates on loans, securities, and other interest-earning assets, partially offset by growth in average loans, principally from our origination of PPP loans. During the first quarter of 2021, the Company recognized $2.5 million in PPP related SBA fees. At March 31, 2021, there was $5.1 million of deferred fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.4 million for the first quarter of 2021, compared to $3.6 million for the fourth quarter of 2020 and $5.5 million for the first quarter of 2020. The decrease in interest expense from the fourth quarter of 2020 was primarily due to lower interest rates paid on interest-bearing deposits, partially offset by growth in average interest-bearing liabilities. The decrease from the first quarter of 2020 was primarily due to lower interest rates paid on interest-bearing liabilities, partially offset by growth in average interest-bearing liabilities. The increase in average interest-bearing liabilities was largely due to growth in deposits and the issuance of $50 million in subordinated notes in September 2020.

Noninterest Income and Noninterest Expense

Noninterest income was $26.5 million for the first quarter of 2021, compared to $26.2 million for the fourth quarter of 2020 and $18.9 million for the first quarter of 2020. The increase from the fourth quarter of 2020 was primarily due to a $1.3 million positive fair value adjustment to the Company’s mortgage servicing rights and a decrease of $1.0 million in income from insurance activities, due to typical seasonality for insurance. The increase in noninterest income for the first quarter of 2021 as compared to the first quarter of 2020 was primarily due to growth of $10.1 million in mortgage banking activities revenue as a result of an additional $219.5 million in mortgage loan originations and a $1.3 million increase in the fair value of the Company’s mortgage servicing rights. This increase was partially offset by a gain on sale of securities of $2.3 million in the first quarter of 2020.

Noninterest expense was $37.1 million for the first quarter of 2021, compared to $36.5 million for the fourth quarter of 2020 and $34.0 million for the first quarter of 2020. The increase from the fourth quarter of 2020 was primarily the result of an increase of $1.2 million in personnel expense related to higher health insurance costs and a change to the lender incentive compensation plan. This increase was partially offset by the decrease of $331 thousand in marketing and business development expense after it had been elevated for the Company’s Permian Basin branches in the fourth quarter of 2020. The increase in noninterest expense for the first quarter of 2021 as compared to the first quarter of 2020 was primarily driven by a $3.5 million increase in personnel expense. This increase was predominantly related to an additional $3.0 million in commissions paid on the higher volume of mortgage loan originations and a rise of $1.0 million in salary and other personnel expenses to support mortgage activities. There was a reduction in other noninterest expenses of $658 thousand during the first quarter of 2021, primarily due to $331 thousand in data conversion expenses and $300 thousand in computer equipment purchased in connection with upgrading the equipment at branches acquired by the Company in November 2019 through the Company’s acquisition of West Texas State Bank as well as at existing branches incurred during the first quarter of 2020.

Loan Portfolio and Composition

Loans held for investment were $2.24 billion as of March 31, 2021, compared to $2.22 billion as of December 31, 2020 and $2.11 billion as of March 31, 2020. The $21.1 million increase during the first quarter of 2021 as compared to the fourth quarter of 2020 was primarily the result of organic net growth of $46.5 million, partially offset by seasonal repayments of $25.4 million in agricultural operating loans. Additionally, there was a net increase of $3.5 million in PPP loans as the Company funded $77.6 million in new PPP loans, partially offset by payments of $74.1 million on PPP loans, during the first quarter of 2021. As of March 31, 2021, loans held for investment increased $133.9 million from March 31, 2020, largely attributable to outstanding PPP loans of $173.5 million as of March 31, 2021, partially offset by the slower loan demand and accelerated repayments experienced during 2020.

Agricultural production loans were $80.5 million as of March 31, 2021, compared to $105.9 million as of December 31, 2020 and $96.8 million as of March 31, 2020. The decrease from the fourth quarter of 2020 is due to typical seasonal repayments on these agricultural production loans.

Deposits and Borrowings

Deposits totaled $3.16 billion as of March 31, 2021, compared to $2.97 billion as of December 31, 2020 and $2.67 billion as of March 31, 2020. Deposits increased $30.5 million, or 1.0%, in the first quarter of 2021 from December 31, 2020. As of March 31, 2021, deposits increased $277.5 million, or 10.3%, from March 31, 2020. The increase in deposits since March 31, 2020 is primarily a result of organic growth as well as existing customers depositing funds received from PPP loan advances, stimulus checks, and generally maintaining higher liquidity in response to the ongoing COVID-19 pandemic.

Noninterest-bearing deposits were $962.2 million as of March 31, 2021, compared to $917.3 million as of December 31, 2020 and $740.9 million as of March 31, 2020. Noninterest-bearing deposits represented 30.5% of total deposits as of March 31, 2021. The change in noninterest-bearing deposit balances at March 31, 2021 compared to December 31, 2020 was an increase of $181.3 million, or 6.1%. The change in noninterest-bearing deposit balances at March 31, 2021 compared to March 31, 2020 was an increase of $489.8 million, or 18.4%. The changes from both compared periods is primarily a result of organic growth as well as existing customers increasing their balances.

The Bank prepaid $50.0 million of advances from the Federal Home Loan Bank of Dallas in March 2021 and there was no related prepayment fee.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank as a result of the COVID-19 pandemic, the Bank has provided borrowers relief by offering varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only. As of March 31, 2021, total active loan modifications attributed to COVID-19 were $46.9 million, or 2.1% of the Company’s loan portfolio, down from $64.1 million, or 2.9% of the Company’s loan portfolio, at December 31, 2020. Approximately 95% of these active modified loans at March 31, 2021 are in the hotel portfolio.

The provision for loan losses recorded for the first quarter of 2021 was $89 thousand compared to $141 thousand for the fourth quarter of 2020 and $6.2 million for the first quarter of 2020. The decrease from the first quarter of 2020 is primarily due to the general improvement in the economy, a decline in the amount of loans that are actively under a modification, and a decrease in outstanding loan balances. There is continued uncertainty from the ongoing COVID-19 pandemic and the full extent of the impact on the economy and the Bank’s customers remains unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 2.01% as of March 31, 2021, compared to 2.05% as of December 31, 2020 and 1.38% as of March 31, 2020. The allowance for loan losses to non-PPP loans held for investment was 2.18% as of March 31, 2021.

The nonperforming assets to total assets ratio as of March 31, 2021 was 0.42%, compared to 0.45% as of December 31, 2020 and 0.28% at March 31, 2020. Annualized net charge-offs were 0.11% for the first quarter of 2021, compared to 0.11% for the fourth quarter of 2020 and 0.25% for the first quarter of 2020.

Conference Call

South Plains will host a conference call to discuss its first quarter 2021 financial results today, April 27, 2021 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13718209. The replay will be available until May 11, 2021.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Adjusted Efficiency Ratio, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Selected Income Statement Data:
Interest income	$32,982	$33,984	$34,503	$34,007	$35,737
Interest expense	3,438	3,619	3,230	3,559	5,538
Net interest income	29,544	30,365	31,273	30,448	30,199
Provision for loan losses	89	141	6,062	13,133	6,234
Noninterest income	26,500	26,172	31,660	24,896	18,875
Noninterest expense	37,057	36,504	35,993	35,207	34,011
Income tax expense	3,738	3,968	4,147	1,389	1,746
Net income	15,160	15,924	16,731	5,615	7,083
Per Share Data (Common Stock):
Net earnings, basic	0.84	0.88	0.93	0.31	0.39
Net earnings, diluted	0.82	0.87	0.92	0.31	0.38
Cash dividends declared and paid	0.05	0.05	0.03	0.03	0.03
Book value	20.75	20.47	19.52	18.64	18.10
Tangible book value	19.28	18.97	18.00	17.06	16.54
Weighted average shares outstanding, basic	18,069,186	18,053,467	18,059,174	18,061,705	18,043,105
Weighted average shares outstanding, dilutive	18,511,120	18,366,129	18,256,161	18,224,630	18,461,922
Shares outstanding at end of period	18,053,229	18,076,364	18,059,174	18,059,174	18,056,014
Selected Period End Balance Sheet Data:
Cash and cash equivalents	413,406	300,307	290,885	256,101	136,062
Investment securities	777,208	803,087	726,329	730,674	734,791
Total loans held for investment	2,242,676	2,221,583	2,288,234	2,331,716	2,108,805
Allowance for loan losses	45,019	45,553	46,076	40,635	29,074
Total assets	3,732,894	3,599,160	3,542,666	3,584,532	3,216,563
Interest-bearing deposits	2,193,427	2,057,029	2,037,743	2,006,984	1,924,902
Noninterest-bearing deposits	962,205	917,322	906,059	940,853	740,946
Total deposits	3,155,632	2,974,351	2,943,802	2,947,837	2,665,848
Borrowings	164,553	223,532	204,704	252,430	185,265
Total stockholders’ equity	374,671	370,048	352,568	336,534	326,890
Summary Performance Ratios:
Return on average assets	1.66%	1.76%	1.88%	0.64%	0.89%
Return on average equity	16.51%	17.53%	19.32%	6.81%	9.00%
Net interest margin (1)	3.52%	3.64%	3.82%	3.79%	4.13%
Yield on loans	5.07%	5.10%	5.08%	5.06%	5.76%
Cost of interest-bearing deposits	0.41%	0.45%	0.50%	0.56%	0.91%
Efficiency ratio	65.76%	64.19%	56.90%	63.28%	69.10%
Summary Credit Quality Data:
Nonperforming loans	14,316	14,965	15,006	10,472	7,112
Nonperforming loans to total loans held for investment	0.64%	0.67%	0.66%	0.45%	0.34%
Other real estate owned	1,377	1,353	1,336	1,335	1,944
Nonperforming assets to total assets	0.42%	0.45%	0.46%	0.33%	0.28%
Allowance for loan losses to total loans held for investment	2.01%	2.05%	2.01%	1.74%	1.38%
Net charge-offs to average loans outstanding (annualized)	0.11%	0.11%	0.10%	0.27%	0.25%

	As of and for the quarter ended
	March 31 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Capital Ratios:
Total stockholders’ equity to total assets	10.04%	10.28%	9.95%	9.39%	10.16%
Tangible common equity to tangible assets	9.39%	9.60%	9.25%	8.66%	9.37%
Common equity tier 1 to risk-weighted assets	13.23%	12.96%	12.49%	10.47%	11.24%
Tier 1 capital to average assets	10.35%	10.24%	10.01%	9.60%	10.34%
Total capital to risk-weighted assets	19.24%	19.08%	18.67%	14.32%	15.23%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2021			March 31, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,163,114	$26,283	4.93%	$2,167,015	$31,055	5.76%
Loans - PPP	179,498	2,998	6.77%	-	-	0.00%
Debt securities - taxable	545,994	2,432	1.81%	560,677	3,592	2.58%
Debt securities - nontaxable	216,695	1,481	2.77%	78,933	501	2.55%
Other interest-bearing assets	330,233	100	0.12%	151,133	734	1.95%

Total interest-earning assets	3,435,534	33,294	3.93%	2,957,758	35,882	4.88%
Noninterest-earning assets	269,612			250,659
Total assets	$3,705,146			$3,208,417

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,807,963	1,104	0.25%	$1,545,937	2,656	0.69%
Time deposits	324,381	1,053	1.32%	353,471	1,627	1.85%
Short-term borrowings	25,022	4	0.06%	30,744	93	1.22%
Notes payable & other long-term borrowings	74,444	35	0.19%	96,209	357	1.49%
Subordinated debt securities	75,635	1,019	5.46%	26,472	404	6.14%
Junior subordinated deferrable interest debentures	46,393	223	1.95%	46,393	401	3.48%

Total interest-bearing liabilities	2,353,838	3,438	0.59%	2,099,226	5,538	1.06%
Demand deposits	935,345			765,637
Other liabilities	43,604			27,152
Stockholders’ equity	372,359			316,402

Total liabilities & stockholders’ equity	$3,705,146			$3,208,417

Net interest income		$29,856			$30,344
Net interest margin (2)			3.52%			4.13%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2021	December 31, 2020

Assets
Cash and due from banks	$65,204	$76,146
Interest-bearing deposits in banks	348,202	224,161
Federal funds sold	-	—
Investment securities	777,208	803,087
Loans held for sale	125,792	111,477
Loans held for investment	2,242,676	2,221,583
Less: Allowance for loan losses	(45,019)	(45,553)
Net loans held for investment	2,197,657	2,176,030
Premises and equipment, net	59,211	60,331
Goodwill	19,508	19,508
Intangible assets	7,140	7,562
Other assets	132,972	120,858
Total assets	$3,732,894	$3,599,160

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$962,205	$917,322
Interest-bearing deposits	2,193,427	2,057,029
Total deposits	3,155,632	2,974,351
Other borrowings	42,525	101,550
Subordinated debt securities	75,635	75,589
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	38,038	31,229
Total liabilities	3,358,223	3,229,112
Stockholders’ Equity
Common stock	18,053	18,076
Additional paid-in capital	140,633	141,112
Retained earnings	203,777	189,521
Accumulated other comprehensive income (loss)	12,208	21,339
Total stockholders’ equity	374,671	370,048
Total liabilities and stockholders’ equity	$3,732,894	$3,599,160

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020

Interest income:
Loans, including fees	$29,280	$31,015
Other	3,702	4,722
Total Interest income	32,982	35,737
Interest expense:
Deposits	2,157	4,283
Subordinated debt securities	1,019	404
Trust preferred subordinated debentures	223	401
Other	39	450
Total Interest expense	3,438	5,538
Net interest income	29,544	30,199
Provision for loan losses	89	6,234
Net interest income after provision for loan losses	29,455	23,965
Noninterest income:
Service charges on deposits	1,573	1,983
Income from insurance activities	1,112	1,159
Mortgage banking activities	18,816	8,753
Bank card services and interchange fees	2,642	2,238
Net gain on sale of securities	-	2,318
Other	2,357	2,424
Total Noninterest income	26,500	18,875
Noninterest expense:
Salaries and employee benefits	24,318	20,810
Net occupancy expense	3,565	3,600
Professional services	1,573	1,572
Marketing and development	568	768
Other	7,033	7,261
Total noninterest expense	37,057	34,011
Income before income taxes	18,898	8,829
Income tax expense	3,738	1,746
Net income	$15,160	$7,083

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2021	December 31, 2020

Loans:
Commercial Real Estate	$673,985	$663,344
Commercial - Specialized	279,389	311,686
Commercial - General	531,303	518,309
Consumer:
1-4 Family Residential	362,571	360,315
Auto Loans	219,977	205,840
Other Consumer	67,644	67,595
Construction	107,807	94,494
Total loans held for investment	$2,242,676	$2,221,583

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2021	December 31, 2020

Deposits:
Noninterest-bearing demand deposits	$962,205	$917,322
NOW & other transaction accounts	348,156	332,829
MMDA & other savings	1,520,943	1,398,699
Time deposits	324,328	325,501
Total deposits	$3,155,632	$2,974,351

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Efficiency ratio
Noninterest expense	$37,057	$36,504	$35,993	$35,207	$34,011

Net interest income	$29,544	$30,365	$31,273	$30,448	$30,199
Tax equivalent yield adjustment	312	336	322	290	145
Noninterest income	26,500	26,172	31,660	24,896	18,875
Total income	$56,356	$56,873	$63,255	$55,634	$49,219

Efficiency ratio	65.76%	64.19%	56.90%	63.28%	69.10%

Noninterest expense	$37,057	$36,504	$35,993	$35,207	$34,011
Less: net loss on sale of securities	-	-	-	-	-
Adjusted noninterest expense	$37,057	$36,504	$35,993	$35,207	$34,011

Total income	$56,356	$56,873	$63,255	$55,634	$49,219
Less: net gain on sale of securities	-	-	-	-	(2,318)
Adjusted total income	$56,356	$56,873	$63,255	$55,634	$46,901

Adjusted efficiency ratio	65.76%	64.19%	56.90%	63.28%	72.52%

Pre-tax, pre-provision income
Net income	$15,160	$15,924	$16,731	$5,615	$7,083
Income tax expense	3,738	3,968	4,147	1,389	1,746
Provision for loan losses	89	141	6,062	13,133	6,234
Pre-tax, pre-provision income	$18,987	$20,033	$26,940	$20,137	$15,063

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Tangible common equity
Total common stockholders’ equity	$374,671	$370,048	$352,568	$336,534	$326,890
Less: goodwill and other intangibles	(26,648)	(27,070)	(27,502)	(28,414)	(28,181)

Tangible common equity	$348,023	$342,978	$325,066	$308,120	$298,709

Tangible assets
Total assets	$3,732,894	$3,599,160	$3,542,666	$3,584,532	$3,216,563
Less: goodwill and other intangibles	(26,648)	(27,070)	(27,502)	(28,414)	(28,181)

Tangible assets	$3,706,246	$3,572,090	$3,515,164	$3,556,118	$3,188,382

Shares outstanding	18,053,229	18,076,364	18,059,174	18,059,174	18,056,014

Total stockholders’ equity to total assets	10.04%	10.28%	9.95%	9.39%	10.16%
Tangible common equity to tangible assets	9.39%	9.60%	9.25%	8.66%	9.37%
Book value per share	$20.75	$20.47	$19.52	$18.64	$18.10
Tangible book value per share	$19.28	$18.97	$18.00	$17.06	$16.54